UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2007

FREEDOM FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51286	43-1647559
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3058 East Elm Street, Springfield, MO 65802
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (417) 866-6600

____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2007, Thomas M. Holgate (“Holgate”) was appointed the position of Senior Vice President of Freedom Financial Group, Inc. (the “Company”). Prior to joining the Company Holgate served 8 years with Wells Fargo Financial in various positions including Vice President - Operational Risk and Vice President - Auto Finance Operations. Holgate also served 8 years with American General Financial Group as a Store Manager - Field Operations and as a District Manager - Field Operations.

As inducement for and pursuant to Holgate’s appointment as Senior Vice President, on December 17, 2007, the Company and Holgate entered into a Management Shareholder Agreement (the “Agreement”). The terms of the Agreement provide that the Company will transfer One Hundred Thirty-Five Thousand (135,000) shares of stock in the Company (the “Shares”) to Holgate. The Agreement places various restrictions and conditions on the Shares: (1) Holgate will forfeit fifty percent (50%) of the Shares issued if the Company has not raised Ten Million and No/100 Dollars ($10,000,000.00) from one or more solvent investors or lenders (hereinafter referred to as “Required Capital”) on or before January 9, 2009; (2) Holgate relinquishes rights to receive dividends or proceeds from the liquidation of the Company until the earlier of the date of receipt of the Required Capital or January 10, 2009; (3) Holgate shall not sell any of the Shares so long as restrictions (1) and (2) remain in place; and (4) Holgate shall not sell any of the shares prior to six months after the Required Capital has been raised or January 10, 2009, whichever is earlier.

A copy of the Management Shareholder Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Description
1	Management Shareholder Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEDOM FINANCIAL GROUP, INC.

Date: December 20, 2007	By:	/s/ Jerald L. Fenstermaker
President and Chief Executive Officer